Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Reports First-quarter Results for Fiscal Year 2017

•	Revenue increased 14 percent to $32 billion

•	GAAP[1] operating earnings decreased 14 percent to $535 million, and non-GAAP operating earnings decreased 9 percent to $669 million

•	GAAP diluted earnings per share decreased 17 percent to $0.96, and non-GAAP diluted earnings per share decreased 10 percent to $1.24

•	Fiscal 2017 earnings per share guidance adjusted

DUBLIN, Ohio, Oct. 31, 2016 - Cardinal Health (NYSE: CAH) today reported first-quarter fiscal year 2017 revenue of $32 billion, an increase of 14 percent from the comparable quarter last year. The company also reported a decline in GAAP operating earnings of 14 percent to $535 million and in non-GAAP operating earnings of 9 percent to $669 million. GAAP diluted earnings per share (EPS) decreased 17 percent to $0.96, while non-GAAP diluted EPS decreased 10 percent to $1.24.
“Our first-quarter results were largely as we suggested they would be, with a healthy increase in revenue and a decrease in our operating earnings largely driven by conditions in the pharmaceutical distribution market,” said George Barrett, chairman and CEO of Cardinal Health. “While short-term headwinds, particularly around pharmaceuticals, are quite challenging, our Medical segment had an excellent quarter building on the momentum coming out of fiscal year 2016. From an operating perspective, our metrics were strong in both of our reporting segments, and our strategic positioning is well-aligned with the changing needs of the market.”

Q1 FY17 summary

	Q1 FY17		Q1 FY16		Y/Y
Revenue	$32.0	billion	$28.1	billion	14%
Operating earnings	$535	million	$620	million	(14)%
Non-GAAP operating earnings	$669	million	$737	million	(9)%
Net earnings attributable to Cardinal Health Inc.	$309	million	$383	million	(19)%
Non-GAAP net earnings attributable to Cardinal Health Inc.	$399	million	$458	million	(13)%
Diluted EPS attributable to Cardinal Health Inc.	$0.96		$1.15		(17)%
Non-GAAP diluted EPS attributable to Cardinal Health Inc.	$1.24		$1.38		(10)%
Segment results
Pharmaceutical segment
First-quarter revenue for the Pharmaceutical segment increased 14 percent to $28.8 billion due to growth from net new and existing Pharmaceutical Distribution customers and, to a lesser extent, performance from the Specialty business.
Segment profit for the quarter decreased 19 percent to $534 million. This decrease was driven by generic pharmaceutical pricing and, to a lesser extent, reduced levels of branded inflation and the previously announced loss of a large Pharmaceutical Distribution customer. This was partially offset by solid performance from Red Oak Sourcing.

	Q1 FY17		Q1 FY16		Y/Y
Revenue	$28.8	billion	$25.1	billion	14%
Segment profit	$534	million	$657	million	(19)%

Cardinal Health

Medical segment
First-quarter revenue for the Medical segment increased 12 percent to $3.3 billion driven by contributions from acquisitions and net new and existing customers.
Segment profit increased 26 percent to $127 million due to contributions from acquisitions and Cardinal Health Brand products.

	Q1 FY17		Q1 FY16		Y/Y
Revenue	$3.3	billion	$2.9	billion	12%
Segment profit	$127	million	$101	million	26%
Fiscal 2017 outlook
The company does not provide GAAP EPS outlook, because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Full-year Pharmaceutical segment profit is now expected to be down as a percentage in the mid-to-high single digits compared to fiscal year 2016, with the changes coming primarily from generic pharmaceutical pricing and, to a lesser extent, reduced levels of branded inflation. Based on first-quarter results and second-quarter expectations, the company slightly lowered its fiscal year 2017 guidance range for non-GAAP diluted EPS from continuing operations to $5.40 to $5.60 from $5.48 to $5.73, representing growth of approximately 3 to 7 percent from the prior year.

More details about this outlook can be found on the company's webcast and accompanying slides; see below for details.
Additional first-quarter and recent highlights

•	Onboarded Medical segment customer Kaiser Permanente

•	Expanded the existing distribution agreement between Cordis and Biosensors, enabling Cordis to be the exclusive distributor for Biosensors' coronary interventional products in Japan

•	Acquired TelePharm, a company that focuses on establishing telepharmacies in rural areas

•	Granted Cardinal Health Foundation funds to 17 community-based non-profit organizations nationwide to combat prescription drug misuse
Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss first-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.
Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until Oct. 30, 2017.

Upcoming webcasted investor events

•	2016 Annual Meeting of Shareholders on Nov. 3 at 8 a.m. Eastern

•	Credit Suisse 25th Annual Healthcare Conference on Nov. 8 at 8:30 a.m. Mountain
About Cardinal Health
Cardinal Health, Inc. (NYSE: CAH), is a global integrated healthcare services and products company, providing customized solutions for hospital systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically-proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Backed by nearly 100 years of experience, with more than 37,000 employees in nearly 60 countries, Cardinal Health ranks among the top 25 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

1.
GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP.  See “Use of non-GAAP Measures” following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions concerning forward-looking statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic and branded pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; the ability to successfully integrate and realize the benefits from the acquisition of Cordis; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of Oct. 31, 2016. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2017	2016	% Change
Revenue	$32,039	$28,055	14%
Cost of products sold	30,449	26,476	15%
Gross margin	1,590	1,579	1%

Operating expenses:
Distribution, selling, general, and administrative expenses	920	842	9%
Restructuring and employee severance	9	12	N.M.
Amortization and other acquisition-related costs	122	105	N.M.
Impairments and (gain)/loss on disposal of assets	3	—	N.M.
Litigation (recoveries)/charges, net	1	—	N.M.
Operating earnings	535	620	(14)%

Other (income)/expense, net	(3)	8	N.M.
Interest expense, net	44	44	—%
Earnings before income taxes	494	568	(13)%

Provision for income taxes	184	184	—%
Net earnings	310	384	(19)%

Less: Net earnings attributable to noncontrolling interests	(1)	(1)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$309	$383	(19)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.97	$1.17	(17)%
Diluted	0.96	1.15	(17)%

Weighted-average number of common shares outstanding:
Basic	320	328
Diluted	322	331

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2016	June 30, 2016
Assets
Current assets:
Cash and equivalents	$2,001	$2,356
Trade receivables, net	7,708	7,405
Inventories, net	10,917	10,615
Prepaid expenses and other	1,657	1,580
Total current assets	22,283	21,956

Property and equipment, net	1,823	1,796
Goodwill and other intangibles, net	9,427	9,426
Other assets	873	944
Total assets	$34,406	$34,122

Liabilities, Redeemable Noncontrolling Interests, and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,597	$17,306
Current portion of long-term obligations and other short-term borrowings	616	587
Other accrued liabilities	1,788	1,808
Total current liabilities	20,001	19,701

Long-term obligations, less current portion	4,916	4,952
Deferred income taxes and other liabilities	2,842	2,781

Redeemable noncontrolling interests	116	117

Total Cardinal Health, Inc. shareholders' equity	6,512	6,554
Noncontrolling interests	19	17
Total shareholders’ equity	6,531	6,571
Total liabilities, redeemable noncontrolling interests, and shareholders’ equity	$34,406	$34,122

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2017	2016
Cash flows from operating activities:
Net earnings	$310	$384

Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	173	137
Impairments and loss on disposal of assets, net	3	—
Share-based compensation	23	30
Provision for bad debts	7	17
Change in fair value of contingent consideration obligation	—	(1)
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(306)	(348)
Increase in inventories	(298)	(495)
Increase in accounts payable	279	425
Other accrued liabilities and operating items, net	(87)	(201)
Net cash provided by/(used in) operating activities	104	(52)

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(9)	(1,399)
Additions to property and equipment	(100)	(83)
Purchase of available-for-sale securities and other investments	(52)	(26)
Proceeds from sale of available-for-sale securities and other investments	34	25
Proceeds from maturities of available-for-sale securities	17	5
Net cash used in investing activities	(110)	(1,478)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	(23)
Net change in short-term borrowings	25	36
Net purchase of noncontrolling interests	(10)	—
Reduction of long-term obligations	(1)	(4)
Proceeds from interest rate swap terminations	14	—
Net tax withholdings from share-based compensation	(9)	(21)
Excess tax benefits from share-based compensation	30	31
Dividends on common shares	(149)	(131)
Purchase of treasury shares	(250)	—
Net cash used in financing activities	(350)	(112)

Effect of exchange rate changes on cash and equivalents	1	—

Net decrease in cash and equivalents	(355)	(1,642)
Cash and equivalents at beginning of period	2,356	4,616
Cash and equivalents at end of period	$2,001	$2,974

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	First Quarter			First Quarter
(in millions)	2017	2016	(in millions)	2017	2016
Pharmaceutical			Medical

Revenue			Revenue
Amount	$28,762	$25,140	Amount	$3,279	$2,919
Growth rate	14%	19%	Growth rate	12%	2%

Segment profit			Segment profit
Amount	$534	$657	Amount	$127	$101
Growth rate	(19)%	46%	Growth rate	26%	(11)%
Segment profit margin	1.86%	2.62%	Segment profit margin	3.87%	3.45%
Refer to definitions for an explanation of calculations.
Total consolidated revenue for the three months ended September 30, 2016 was $32,039 million, which included total segment revenue of $32,041 million and Corporate revenue of $(2) million. Total consolidated revenue for the three months ended September 30, 2015 was $28,055 million, which included total segment revenue of $28,059 million and Corporate revenue of $(4) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended September 30, 2016 were $535 million, which included total segment profit of $661 million and Corporate costs of $(126) million. Total consolidated operating earnings for the three months ended September 30, 2015 were $620 million, which included total segment profit of $758 million and Corporate costs of $(138) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, and certain investment spending that are not allocated to the segments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

	First Quarter 2017
		Operating	Earnings	Provision
		Earnings	Before	for		Net		Diluted
(in millions, except per common share amounts)	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2]	Growth Rate
GAAP	$535	(14)%	$494	$184	$309	(19)%	$0.96	(17)%
Restructuring and employee severance	9		9	4	5		0.02
Amortization and other acquisition-related costs	122		122	40	82		0.25
Impairments and (gain)/loss on disposal of assets	3		3	1	2		0.01
Litigation (recoveries)/charges, net	1		1	—	1		—
Non-GAAP	$669	(9)%	$629	$229	$399	(13)%	$1.24	(10)%

	First Quarter 2016
GAAP	$620	33%	$568	$184	$383	44%	$1.15	47%
Restructuring and employee severance	12		12	5	7		0.02
Amortization and other acquisition-related costs	105		105	37	68		0.21
Impairments and (gain)/loss on disposal of assets	—		—	—	—		—
Litigation (recoveries)/charges, net	—		—	—	—		—
Non-GAAP	$737	30%	$685	$226	$458	35%	$1.38	38%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.

The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.
There were no LIFO charges/(credits) or losses on extinguishment of debt during the periods presented.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
The differences between the non-GAAP measures presented in this Form 8-K and the most directly comparable GAAP measure are represented by the following items, which management believes are useful to exclude for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits, which we began excluding in fiscal 2015 because the factors that drive last-in first-out ("LIFO") inventory charges or credits such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. We also believe that exclusion of LIFO charges from non-GAAP metrics allows for better comparison of our current financial results to our historical financial results and to our peer group companies;

•
restructuring and employee severance costs, which include charges for programs in which we fundamentally change our operations and are excluded because they are not part of the ongoing operations of our underlying business, which includes normal levels of reinvestment in the business;

•
amortization and other acquisition-related costs. We exclude amortization costs primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, these non-cash amounts are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion allows for better comparison of forecasted, current and historical financial results. We exclude other acquisition-related costs because they are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. They are also significantly impacted by the timing and size of acquisitions;

•
impairments and gains or loss on disposal of assets, which are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and their exclusion results in a metric that more meaningfully reflects the sustainability of our operating performance;

•
litigation recoveries or charges, net, which often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount; and

•
loss on extinguishment of debt, which does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

The tax effect for each of the non-GAAP items described above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2017 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook.
The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2017 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.14 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013.

Definitions
Growth rate calculation: Growth rates in this Form 8-K are determined by dividing the difference between current period results and prior period results by prior period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, and (6) loss on extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt, each net of tax.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.